Exhibit 21.1

Subsidiaries of Morris Publishing Group, LLC

Subsidiary	State of Incorporation or Organization	Names under which Subsidiary does business (or names of publications)
Morris Publishing Finance Company (Co-Insurer)	Georgia	None

Yankton Printing Company	South Dakota	Yankton Daily Press & Dakotan Missouri Valley Shopper

Broadcaster Press, Inc.	South Dakota	The Broadcaster Vermillion Plain Talk

The Sun Times, LLC	Georgia	Hardeeville Times The Jasper Shopper Jasper County Sun Okatie Sun

Homer News, LLC	Georgia	Homer News

Log Cabin Democrat, LLC	Georgia	Log Cabin Democrat

Athens Newspapers, LLC	Georgia	Athens Banner Herald Athens Magazine

Southeastern Newspapers Company, LLC	Georgia	The Augusta Chronicle Juneau Empire Savannah Morning News The Columbia County News Times Savannah Magazine Augusta Magazine Peninsula Clarion

Stauffer Communications, Inc.	Delaware	None

Florida Publishing Company	Florida	None

Southwestern Newspapers Company, L.P.	Texas	Amarillo Globe-News Lubbock Avalanche-Journal

Fall Line Publishing, Inc.	Georgia	The News and Farmer and Wadley Herald The Jefferson Reporter The McDuffie Mirror

The Blue Springs Examiner, LLC	Missouri	The Examiner

The Examiner of Independence, LLC	Missouri	The Examiner Town & Country Shopper

The Newton Kansan, LLC	Kansas	The Newton Kansan

Oak Grove Shopper, LLC	Missouri	None

The Oak Ridger, LLC	Tennessee	The Oak Ridger

MPG Allegan Property, LLC	Georgia	None

MPG Holland Property, LLC	Georgia	None